Exhibit 99.1

Contacts: Pat Sheaffer or Ron Wysaske, Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earns $1.8 Million in Second Fiscal Quarter

Vancouver, WA – October 31, 2012 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported net income of $1.8 million, or $0.08 per share, in its second fiscal quarter ended September 30, 2012 compared to a net loss of $1.8 million, or $0.08 per share, in the preceding quarter and net income of $181,000, or $0.01 per share, in its second fiscal quarter a year ago.

“Credit quality improved for the second consecutive quarter as we continue to focus on identifying and resolving problem credits,” stated Pat Sheaffer, Chairman and CEO. “Our team’s success in executing this plan has resulted in a profitable quarter and reduction in nonperforming asset balances. While we will continue to pull from every resource to reduce problem assets, we can also now focus on responsible profitable growth that supports lending in the communities we serve.”

Highlights (at or for the period ended September 30, 2012)

•	Net income was $1.8 million, or $0.08 per diluted share
•	The net interest margin was 4.31% compared to 4.22% for June 30, 2012
•	Nonperforming loans decreased $8.8 million during the quarter to $28.0 million (23.8% decline)
•	Nonperforming assets decreased $6.3 million during the quarter to $52.5 million (10.8% decline)
•	Strong core deposits at 96% of total deposits
•	Capital levels continue to exceed the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 13.41% and a Tier 1 leverage ratio of 9.09%

Credit Quality

“The decrease in the provision for loan losses during the quarter was primarily driven by the improvement in credit quality of the loan portfolio and reduction in loan charge-offs,” said Ron Wysaske, President and COO. Riverview recorded a $500,000 provision for loan losses in the second quarter of fiscal year 2013 compared to $4.0 million in the preceding quarter and $2.2 million in the second quarter of fiscal year 2012. The allowance for loan losses was $20.1 million at September 30, 2012 and represented 3.46% of total loans and 71.85% of nonperforming loans.

“Nonperforming loan balances decreased $8.8 million during the quarter, primarily in the commercial real estate and multi-family loan categories,” added Wysaske. Nonperforming loans decreased to $28.0 million, or 4.81% of total loans, at September 30, 2012, compared to $36.8 million, or 5.95% of total loans, at June 30, 2012. The decrease in nonperforming loans was primarily driven by a reduction in the inflow of new nonperforming loans. New nonperforming loans decreased to $2.9 million during the quarter compared to $10.4 million in the preceding quarter. Loans delinquent 30 – 89 days also decreased to $3.7 million, or 0.64% of total loans, at September 30, 2012 compared to $8.0 million, or 1.29% of total loans, at June 30, 2012. Net charge-offs in the second quarter of fiscal 2013 totaled $1.3 million, compared to $2.9 million in the preceding quarter and $3.6 million in the second fiscal quarter a year ago.

Real estate owned (“REO”) increased $2.4 million during the quarter to $24.5 million due to the transfer of $4.2 million in loans to REO during the quarter. REO sales during the quarter totaled $1.2 million with write-downs of $725,000. Despite the increase in REO during the quarter, the Company remains optimistic that it will be able to decrease REO over the remainder of the year due to accelerating sales during the past several quarters and the continuing improvement in real estate activity in its market area.

RVSB Second Quarter Fiscal 2013 Results
October 31, 2012

Nonperforming assets (“NPAs”) declined to $52.5 million at September 30, 2012 compared to $58.9 million at June 30, 2012. At September 30, 2012, Riverview’s NPAs were 6.49% of total assets compared to 7.22% at the end of the preceding quarter.

Balance Sheet Review

“As laid out in our capital plan that we implemented in May, our initial phase was to shrink the balance sheet while we cleaned up the loan portfolio,” stated Wysaske. “During the first quarter of fiscal year 2013, we took advantage of favorable interest rates by selling $31.4 million in single-family mortgage loans to the Freddie Mac (“FHLMC”) for a $650,000 gain. During the second quarter we further improved our capital position as we continued to reduce the balance sheet. Having achieved profitability, we will begin to focus more on organic growth by building new relationships and expanding the loan portfolio.”

Riverview continues to reduce its exposure to land development and speculative construction loans. The balance of these portfolios declined to $31.4 million at September 30, 2012 compared to $34.0 million three months earlier. Land development and speculative construction loans represented a combined 5.4% of the total loan portfolio at September 30, 2012 compared to 5.5% of the total loan portfolio the prior quarter.

At September 30, 2012, the commercial real estate (“CRE”) loan portfolio totaled $322.1 million, of which 29% was owner-occupied and 71% was investor-owned. The CRE portfolio contained six loans totaling $11.3 million that were nonperforming, representing 3.5% of the total CRE portfolio and 40.4% of total nonperforming loans.

Total deposits were $699.2 million at September 30, 2012 compared to $705.9 million at June 30, 2012 and $729.3 million a year ago. At September 30, 2012, noninterest deposits were $136.7 million, an increase of 3.4% from the previous quarter and 17.2% from a year ago. Core deposits accounted for 96% of total deposits at September 30, 2012.

Net Interest Margin

Riverview’s net interest margin improved nine basis points during the quarter to 4.31% compared to 4.22% for the preceding quarter. The increase in net interest margin was a result of interest income recorded on loans removed from nonaccrual status, as well as the slowdown of new loans placed on nonaccrual status during the quarter and the re-pricing of the Company’s trust preferred debentures. The cost of interest-bearing deposits decreased during the current quarter to 0.49%, a five basis point decline from the preceding quarter and a decrease of 26 basis points from the second fiscal quarter a year ago. These improvements were partially offset by lower yields on the Company’s loan and investment portfolios as a result of the continued low interest rate environment.

Income Statement

Riverview’s net interest income before the provision for loan losses was $7.8 million in the second fiscal quarter compared to $8.1 million in the preceding quarter and $8.4 million in the second fiscal quarter a year ago. Non-interest income was $2.3 million in the second fiscal quarter compared to $2.4 million in the preceding quarter and $1.8 million in the second fiscal quarter a year ago. In the first six months of fiscal year 2013, non-interest income increased 27% to $4.8 million compared to $3.7 million in the same period a year earlier. The increase in non-interest income was due to an increase in service charge income and mortgage banking activity, including the sale of $31.4 million in single-family mortgages to the FHLMC, which resulted in a $650,000 gain on sale of loans during the first quarter of fiscal year 2013.

Non-interest expense declined to $7.8 million in the second fiscal quarter compared to $8.3 million in the preceding quarter and was unchanged from $7.8 million in the second fiscal quarter a year ago. In the first six months of fiscal year 2013, non-interest expense totaled $16.1 million compared to $16.0 million in the same period a year earlier.

In fiscal 2012, the Company established a valuation allowance against its deferred tax asset. At September 30, 2012, the total valuation allowance was $17.1 million. Management will review the deferred tax asset on a quarterly basis to determine the appropriate valuation allowance, if needed. Any future reversals of the deferred tax asset valuation allowance would decrease the Company’s income tax expense and increase its after tax net income in the period of reversal.

RVSB Second Quarter Fiscal 2013 Results
October 31, 2012

Capital and Liquidity

The Bank continues to maintain capital levels in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 13.41% and a Tier 1 leverage ratio of 9.09% at September 30, 2012.

At September 30, 2012, the Bank had available total and contingent liquidity of $500 million, including over $250 million of borrowing capacity from the Federal Home Loan Bank of Seattle and the Federal Reserve Bank of San Francisco. The Bank also has more than $125 million of cash and short-term investments.

Gresham Branch and Mobile Banking

In June 2012, Riverview opened its eighteenth branch and its fourth in Oregon. This new full service branch will fill a long-standing need for community banking in the Gresham market area. Gresham, just east of Portland, is the fourth largest city in Oregon.

Riverview launched its Mobile Banking apps for the iPhone and Android platforms in August 2012. Augmenting the existing browser based systems for smartphones, the apps were adopted quickly by our clients with almost 2,000 downloads in the first sixty days. Currently over 15% of our online customers are using Mobile Banking to check balances, review account history and transfer funds.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Riverview believes that certain non-GAAP financial measures provide investors with information useful in understanding the company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provides non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible common equity is calculated as shareholders’ equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

	September 30,	June 30,	September 30,	March 31,
(Dollars in thousands)	2012	2012	2011	2012

Shareholders’ equity	$75,607	$73,820	$108,149	$75,607
Goodwill	25,572	25,572	25,572	25,572
Other intangible assets, net	520	566	511	415

Tangible shareholders’ equity	$49,515	$47,682	$82,066	$49,620

Total assets	$809,553	$814,730	$873,396	$855,998
Goodwill	25,572	25,572	25,572	25,572
Other intangible assets, net	520	566	511	415

Tangible assets	$783,461	$788,592	$847,313	$830,011

RVSB Second Quarter Fiscal 2013 Results
October 31, 2012

About Riverview

Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $810 million, it is the parent company of the 89 year-old Riverview Community Bank, as well as Riverview Asset Management Corp. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 18 branches, including thirteen in the Portland-Vancouver area and three lending centers.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the Company’s ability to raise common capital, the amount of capital it intends to raise and its intended use of that capital. The credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; the Company’s compliance with regulatory enforcement actions we have entered into with the OCC and the possibility that our noncompliance could result in the imposition of additional enforcement actions and additional requirements or restrictions on our operations; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.

Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2013 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Second Quarter Fiscal 2013 Results
October 31, 2012

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	September 30, 2012	June 30, 2012	September 30, 2011	March 31, 2012
ASSETS

Cash (including interest-earning accounts of $83,642, $58,539, $32,955	$98,367	$71,362	$50,148	$46,393
and $33,437)
Certificate of deposits	41,797	40,975	23,847	41,473
Loans held for sale	1,289	100	264	480
Investment securities held to maturity, at amortized cost	-	487	499	493
Investment securities available for sale, at fair value	6,278	6,291	6,707	6,314
Mortgage-backed securities held to maturity, at amortized	164	168	181	171
Mortgage-backed securities available for sale, at fair value	679	813	1,341	974
Loans receivable (net of allowance for loan losses of $20,140, $20,972,
$14,672, and $19,921)	562,058	597,138	680,838	664,888
Real estate and other pers. property owned	24,481	22,074	25,585	18,731
Prepaid expenses and other assets	3,894	4,550	6,020	6,362
Accrued interest receivable	1,958	2,084	2,402	2,158
Federal Home Loan Bank stock, at cost	7,285	7,350	7,350	7,350
Premises and equipment, net	17,745	17,887	16,568	17,068
Deferred income taxes, net	616	612	9,307	603
Mortgage servicing rights, net	420	448	334	278
Goodwill	25,572	25,572	25,572	25,572
Core deposit intangible, net	100	118	177	137
Bank owned life insurance	16,850	16,701	16,256	16,553

TOTAL ASSETS	$809,553	$814,730	$873,396	$855,998

LIABILITIES AND EQUITY

LIABILITIES:
Deposit accounts	$699,227	$705,892	$729,259	$744,455
Accrued expenses and other liabilities	7,926	8,675	9,459	9,398
Advance payments by borrowers for taxes and insurance	1,060	605	797	800
Junior subordinated debentures	22,681	22,681	22,681	22,681
Capital lease obligation	2,477	2,495	2,544	2,513
Total liabilities	733,371	740,348	764,740	779,847

EQUITY:
Shareholders' equity
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
September 30, 2012 - 22,471,890 issued and outstanding;
June 30, 2012 – 22,471,890 issued and outstanding;	225	225	225	225
September 30, 2011 - 22,471,890 issued and outstanding;
March 31, 2012 – 22,471,890 issued and outstanding;
Additional paid-in capital	65,576	65,593	65,626	65,610
Retained earnings	11,543	9,756	44,088	11,536
Unearned shares issued to employee stock ownership trust	(541)	(567)	(644)	(593)
Accumulated other comprehensive loss	(1,196)	(1,187)	(1,146)	(1,171)
Total shareholders’ equity	75,607	73,820	108,149	75,607

Noncontrolling interest	575	562	507	544
Total equity	76,182	74,382	108,656	76,151

TOTAL LIABILITIES AND EQUITY	$809,553	$814,730	$873,396	$855,998

RVSB Second Quarter Fiscal 2013 Results
October 31, 2012

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Six Months Ended
(In thousands, except share data) (Unaudited)	Sept. 30, 2012	June 30, 2012	Sept. 30, 2011	Sept. 30, 2012	Sept. 30, 2011
INTEREST INCOME:
Interest and fees on loans receivable	$8,468	$9,045	$9,815	$17,513	$20,095
Interest on investment securities-taxable	38	53	36	91	81
Interest on investment securities-non taxable	7	8	12	15	24
Interest on mortgage-backed securities	7	8	13	15	29
Other interest and dividends	128	129	89	257	164
Total interest income	8,648	9,243	9,965	17,891	20,393

INTEREST EXPENSE:
Interest on deposits	699	823	1,158	1,522	2,388
Interest on borrowings	162	349	372	511	740
Total interest expense	861	1,172	1,530	2,033	3,128
Net interest income	7,787	8,071	8,435	15,858	17,265
Less provision for loan losses	500	4,000	2,200	4,500	3,750

Net interest income after provision for loan losses	7,287	4,071	6,235	11,358	13,515

NON-INTEREST INCOME:
Fees and service charges	1,331	1,057	1,078	2,388	2,120
Asset management fees	504	604	570	1,108	1,195
Gain on sale of loans held for sale	152	727	21	879	44
Bank owned life insurance income	148	149	153	297	304
Other	179	(97)	10	82	73
Total non-interest income	2,314	2,440	1,832	4,754	3,736

NON-INTEREST EXPENSE:
Salaries and employee benefits	3,609	3,793	3,514	7,402	8,025
Occupancy and depreciation	1,236	1,234	1,166	2,470	2,329
Data processing	292	314	542	606	830
Amortization of core deposit intangible	18	19	20	37	42
Advertising and marketing expense	269	219	283	488	528
FDIC insurance premium	394	287	286	681	559
State and local taxes	137	148	81	285	260
Telecommunications	116	121	108	237	215
Professional fees	281	421	298	702	637
Real estate owned expenses	891	939	756	1,830	1,186
Other	569	781	791	1,350	1,391
Total non-interest expense	7,812	8,276	7,845	16,088	16,002

INCOME BEFORE INCOME TAXES	1,789	(1,765)	222	24	1,249
PROVISION FOR INCOME TAXES	2	15	41	17	354
NET INCOME	$1,787	$(1,780)	$181	$7	$895

Earnings per common share:
Basic	$0.08	$(0.08)	$0.01	0.00	$0.04
Diluted	$0.08	$(0.08)	$0.01	0.00	$0.04
Weighted average number of shares outstanding:
Basic	22,339,487	22,333,329	22,314,854	22,336,425	22,311,792
Diluted	22,339,487	22,333,329	22,314,854	22,336,425	22,311,792

RVSB Second Quarter Fiscal 2013 Results
October 31, 2012

(Dollars in thousands)	At or for the three months ended			At or for the six months ended
	Sept. 30, 2012	June 30, 2012	Sept. 30, 2011	Sept. 30, 2012	Sept. 30, 2011
AVERAGE BALANCES
Average interest–earning assets	$716,932	$768,156	$770,719	$742,403	$765,983
Average interest-bearing liabilities	591,460	636,132	640,605	613,674	638,754
Net average earning assets	125,472	132,024	130,114	128,729	127,229
Average loans	605,382	671,798	695,941	638,408	693,680
Average deposits	699,243	732,812	724,473	715,936	720,066
Average equity	76,008	76,483	109,729	76,244	109,453
Average tangible equity	49,886	50,506	83,614	50,194	83,312

ASSET QUALITY	Sept. 30, 2012	June 30, 2012	Sept. 30, 2011

Non-performing loans	28,031	36,782	29,680
Non-performing loans to total loans	4.81%	5.95%	4.27%
Real estate/repossessed assets owned	24,481	22,074	25,585
Non-performing assets	52,512	58,856	55,265
Non-performing assets to total assets	6.49%	7.22%	6.33%
Net loan charge-offs in the quarter	1,332	2,949	3,587
Net charge-offs in the quarter/average net loans	0.87%	1.76%	2.04%

Allowance for loan losses	20,140	20,972	14,672
Average interest-earning assets to average
interest-bearing liabilities	121.21%	120.75%	120.31%
Allowance for loan losses to
non-performing loans	71.85%	57.02%	49.43%
Allowance for loan losses to total loans	3.46%	3.39%	2.11%
Shareholders’ equity to assets	9.34%	9.06%	12.38%

CAPITAL RATIOS
Total capital (to risk weighted assets)	13.41%	13.18%	14.29%
Tier 1 capital (to risk weighted assets)	12.13%	11.91%	13.03%
Tier 1 capital (to leverage assets)	9.09%	9.35%	10.79%
Tangible common equity (to tangible assets)	6.32%	6.05%	9.69%

DEPOSIT MIX	Sept. 30, 2012	June 30, 2012	Sept. 30, 2011	March 31, 2012

Interest checking	$ 80,634	$ 81,064	$ 92,006	$ 106,904
Regular savings	49,813	47,596	40,871	45,741
Money market deposit accounts	228,236	230,695	227,095	244,919
Non-interest checking	136,661	132,231	116,645	116,882
Certificates of deposit	203,883	214,306	252,642	230,009
Total deposits	$ 699,227	$ 705,892	$ 729,259	$ 744,455

RVSB Second Quarter Fiscal 2013 Results
October 31, 2012

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Commercial		Commercial
		Real Estate	Real Estate	& Construction
	Commercial	Mortgage	Construction	Total
September 30, 2012	(Dollars in thousands)
Commercial	$74,953	$-	$-	$74,953
Commercial construction	-	-	12,585	12,585
Office buildings	-	87,692	-	87,692
Warehouse/industrial	-	46,837	-	46,837
Retail/shopping centers/strip malls	-	73,771	-	73,771
Assisted living facilities	-	23,213	-	23,213
Single purpose facilities	-	90,568	-	90,568
Land	-	27,262	-	27,262
Multi-family	-	36,372	-	36,372
One-to-four family	-	-	4,335	4,335
Total	$74,953	$385,715	$16,920	$477,588

March 31, 2012	(Dollars in thousands)
Commercial	$87,238	$-	$-	$87,238
Commercial construction	-	-	13,496	13,496
Office buildings	-	94,541	-	94,541
Warehouse/industrial	-	48,605	-	48,605
Retail/shopping centers/strip malls	-	80,595	-	80,595
Assisted living facilities	-	35,866	-	35,866
Single purpose facilities	-	93,473	-	93,473
Land	-	38,888	-	38,888
Multi-family	-	42,795	-	42,795
One-to-four family	-	-	12,295	12,295
Total	$87,238	$434,763	$25,791	$547,792

LOAN MIX	Sept. 30, 2012	June 30, 2012	Sept. 30, 2011	March 31, 2012
Commercial and construction
Commercial	$74,953	$79,795	$88,017	$87,238
Other real estate mortgage	385,715	415,320	455,153	434,763
Real estate construction	16,920	15,447	30,221	25,791
Total commercial and construction	477,588	510,562	573,391	547,792
Consumer
Real estate one-to-four family	102,473	105,298	119,805	134,975
Other installment	2,137	2,250	2,314	2,042
Total consumer	104,610	107,548	122,119	137,017

Total loans	582,198	618,110	695,510	684,809

Less:
Allowance for loan losses	20,140	20,972	14,672	19,921
Loans receivable, net	$562,058	$597,138	$680,838	$664,888

RVSB Second Quarter Fiscal 2013 Results
October 31, 2012

DETAIL OF NON-PERFORMING ASSETS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
September 30, 2012	(dollars in thousands)
Non-performing assets

Commercial	$88	$182	$1,675	$-	$-	$1,945
Commercial real estate	2,322	-	8,714	298	-	11,334
Land	-	800	2,944	-	-	3,744
Multi-family	-	3,081	2,981	-	-	6,062
Commercial construction	-	-	-	-	-	-
One-to-four family construction	904	562	17	-	-	1,483
Real estate one-to-four family	349	413	2,411	290	-	3,463
Consumer	-	-	-	-	-	-
Total non-performing loans	3,663	5,038	18,742	588	-	28,031

REO	4,227	6,729	9,625	2,745	1,155	24,481

Total non-performing assets	$7,890	$11,767	$28,367	$3,333	$1,155	$52,512

DETAIL OF SPEC CONSTRUCTION AND LAND DEVELOPMENT LOANS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
September 30, 2012	(dollars in thousands)
Land and Spec Construction Loans

Land Development Loans	$4,960	$2,413	$19,889	$-	$-	$27,262
Spec Construction Loans	904	563	2,474	244	-	4,185

Total Land and Spec Construction	$5,864	$2,976	$22,363	$244	$-	$31,447

RVSB Second Quarter Fiscal 2013 Results
October 31, 2012

	At or for the three months ended			At or for the six months ended
SELECTED OPERATING DATA	Sept. 30, 2012	June 30, 2012	Sept. 30, 2011	Sept. 30, 2012	Sept. 30, 2011

Efficiency ratio (4)	77.34%	78.74%	76.41%	78.05%	76.20%
Coverage ratio (6)	99.68%	97.52%	107.52%	98.57%	107.89%
Return on average assets (1)	0.88%	-0.85%	0.08%	0.00%	0.21%
Return on average equity (1)	9.33%	-9.33%	0.65%	0.02%	1.63%

NET INTEREST SPREAD
Yield on loans	5.55%	5.40%	5.59%	5.47%	5.78%
Yield on investment securities	2.38%	3.04%	2.59%	2.74%	2.74%
Total yield on interest earning assets	4.79%	4.83%	5.13%	4.81%	5.31%

Cost of interest bearing deposits	0.49%	0.54%	0.75%	0.52%	0.78%
Cost of FHLB advances and other borrowings	2.57%	5.56%	5.86%	4.05%	5.85%
Total cost of interest bearing liabilities	0.58%	0.74%	0.95%	0.66%	0.98%

Spread (7)	4.21%	4.09%	4.18%	4.15%	4.33%
Net interest margin	4.31%	4.22%	4.35%	4.26%	4.50%

PER SHARE DATA
Basic earnings per share (2)	$0.08	$(0.08)	$0.01	$-	$0.04
Diluted earnings per share (3)	$0.08	$(0.08)	$0.01	$-	$0.04
Book value per share (5)	3.36	3.28	4.81	3.36	4.81
Tangible book value per share (5)	2.20	2.12	3.65	2.20	3.65
Market price per share:
High for the period	$1.49	$2.29	$3.12	$2.29	$3.18
Low for the period	1.24	1.08	2.20	1.08	2.20
Close for period end	1.37	1.25	2.40	1.37	2.40
Cash dividends declared per share	-	-	-	-	-

Average number of shares outstanding:
Basic (2)	22,339,487	22,333,329	22,314,854	22,336,425	22,311,792
Diluted (3)	22,339,487	22,333,329	22,314,854	22,336,425	22,311,792

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest bearing liabilities.

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